Exhibit 16.1

Heaton & Company, PLLC

Kristofer Heaton, CPA Heatoncpas.com Tel: 801-218-3523

August 3, 2017

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Commissioners:

We have read the statements made by Modular Medical, Inc. which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Modular Medical, Inc. dated on or about August 3, 2017 and are in agreement with the statements contained in Item 4.01 insofar as they relate to our firm.

Very truly yours,

Heaton & Company, PLLC
Farmington, Utah 84025

Sincerely,

/s/ Kristofer Heaton

Kristofer Heaton
Heaton & Company, PLLC

Cc: Modular Medical, Inc.
17995 Bear Valley Lane
Escondido, California 92027